Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors,
Storm Cat Energy Corporation

We hereby consent to the reference to us under the heading “Expert” and “Incorporation by Reference” in Amendment No. 2 to the Registration Statement No. 333-147023 on Form S-1 of Storm Cat Energy Corporation and its subsidiaries of our report dated April 8, 2005 on the accompanying consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for the year ended December 31, 2004 which appear in the Annual Report on Form 10-K for the year ended December 31, 2006 of Storm Cat and its subsidiaries filed with the United States Securities and Exchange Commission.

“AMISANO HANSON”
Chartered Accountants

/s/ Amisano Hanson

January 22, 2008
Vancouver, Canada